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Exhibit 99(a)(1)(E)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
FIREPOND, INC.
at
$3.16 Net Per Share
by
FIRE TRANSACTION SUB, INC.
a wholly owned subsidiary of
JAGUAR TECHNOLOGY HOLDINGS, LLC

          THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 21, 2003, UNLESS THE OFFER IS EXTENDED

October 23, 2003

To Our Clients:

        Enclosed for your consideration are an offer to purchase dated October 23, 2003 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Fire Transaction Sub, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Jaguar Technology Holdings, LLC, a limited liability company organized under the laws of Delaware (the "Parent"), to purchase all outstanding shares of Common Stock, par value $0.10 per share (the "Shares"), of FirePond, Inc., a Delaware corporation (the "Company"), at a price of $3.16 per Share, net to the seller in cash less any required withholding of taxes and without payment of interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal.

        WE ARE (OR OUR NOMINEE IS) THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

        Accordingly, we request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

        Your attention is invited to the following:

          1.     The tender price is $3.16 per Share, net to the seller in cash less any required withholding of taxes and without payment of interest,

          2.     The Offer is being made for all outstanding Shares.

          3.     The Board of Directors of the Company has determined by a unanimous vote of those present that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the stockholders of the Company and has recommended that such stockholders tender their Shares pursuant to the Offer.

          4.     The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on November 21, 2003, unless the Offer is extended.

          The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer such number of Shares, which, together with the Shares owned by the Purchaser, the Parent and their affiliates constitutes at least ninety percent (90%) of the then-outstanding Shares . The Offer is also subject to certain other conditions contained in the Offer to Purchase, including a requirement that the Company have at least $16,700,000 in cash and cash equivalents. See Section 15 of the Offer to Purchase.

          Tendering stockholders will not be obligated to pay, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale and transfer of any Shares to the Purchaser pursuant to the Offer.

          5.     Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by LaSalle Bank National Association (the "Depositary") of (i) certificates evidencing such Shares (the "Company Certificates") or, if such Shares are held in book-entry form, timely confirmation of a Book-Entry Transfer (a "Book-Entry Confirmation") of such Shares into the account of the Depositary, at The Depositary Trust Company, (ii) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a Book-Entry Transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Company Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions.

        YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

        The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

FIREPOND, INC.

BY

FIRE TRANSACTION SUB, INC.
A WHOLLY OWNED SUBSIDIARY OF

JAGUAR TECHNOLOGY HOLDINGS, LLC

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 23, 2003, and the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer") in connection with the offer by Fire Transaction Sub, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Jaguar Technology Holdings, LLC, a limited liability company organized under the laws of Delaware (the "Parent"), to purchase all outstanding shares of common stock, par value $0.10 per share (the "Shares"), of FirePond, Inc., a Delaware corporation, at $3.16 per Share, net to the seller in cash less any required withholding of taxes and without payment of interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal.

        This will instruct you to tender to the Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered*:
Shares
SIGN HERE:

Signature(s) of Holder(s)
Date:

(Please Type or Print Address)

(Area Code and Telephone Number)

(Taxpayer Identification or Social Security Number)

*
Unless otherwise indicated, it will be assumed that ALL SHARES held by us for your account are to be tendered.

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  Exhibit 99(a)(1)(E)